EXHIBIT 14.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-111019, No. 333-119998, No. 333-126257, No. 333-143399, No. 333-167144, No. 333-187384, No. 333-194483, No. 333-199535 and No. 333-212326) and related Prospectuses and on Form S-8 (No. 333-113420, No. 333-118897, No. 333-139717, No. 333-141306, No. 333-173155, No. 333-214775 and No. 333-217655), of our report dated February 9, 2018, with respect to the financial statements of Pointer Do Brasil Comercial LTDA., for the year ended December 31, 2017 referenced in the Annual Report of Pointer Telocation Ltd., on Form 20-F for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

São Paulo, Brazil, March 27, 2018

/s/ Baker Tilly Brasil Norte SS Auditors Independentes - EPP
Baker Tilly Brasil Norte SS Auditors Independentes - EPP
Vicente Luis Reis Lauria